Exhibit 99.1
FOR FURTHER INFORMATION:
AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com
Mercantile Bank Corporation Reports 2009 Fourth Quarter and Year-End Results
GRAND RAPIDS, Mich., January 19, 2010 (GLOBE NEWSWIRE) — Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported a fourth quarter 2009 net loss attributable to common shares of $26.4 million, or ($3.11) per diluted share, compared with net income of $0.3 million, or $0.04 per diluted share, for the fourth quarter of 2008. For the twelve months ended December 31, 2009, Mercantile reported a net loss attributable to common shares of $42.9 million, or ($5.05) per diluted share, compared to a net loss of $5.0 million, or ($0.59) per diluted share, for the prior year.
Fourth quarter results include a one-time non-cash charge to federal income tax expense of $19.7 million to establish a valuation allowance on its net deferred tax assets. Excluding the impact of this one-time charge, the fourth quarter net loss attributable to common shares was $6.66 million, or ($0.78) per diluted share. Mercantile’s banking subsidiary, Mercantile Bank of Michigan, continues to maintain capital levels well in excess of regulatory minimums for well-capitalized banks. Michael Price, Chairman and CEO of Mercantile Bank Corporation, commented on this charge. “We expect to reduce and ultimately eliminate the deferred tax asset valuation allowance in future periods when we return to profitability.”
Similar to most banking companies, Mercantile has a net deferred tax asset for expected future tax deductions. The deferred tax valuation allowance was established against the entire balance of net deferred tax assets and was due primarily to Mercantile’s recent losses resulting from the distressed operating environment currently confronting banks. The creation of the valuation allowance is a non-cash charge and does not affect the Company’s liquidity position. Although Mercantile was already excluding the net deferred tax asset from its regulatory capital ratios, the increased net deferred tax asset balance resulting from 2009 operations further impacted regulatory capital ratios at year-end 2009. The valuation allowance will continue to be analyzed quarterly and will be adjusted in accordance with the accounting rules.
In addition to the $19.7 million tax charge to establish a valuation allowance for the net deferred tax assets, 2009 full-year results include a $1.3 million charge relating to Mercantile’s consolidation of its mid- and eastern-Michigan banking regions and a $0.9 million charge for the industry-wide FDIC special assessment.
Mercantile’s 2009 operating performance has been impacted by the distressed Michigan and national economies and their negative impact on real estate values and the financial strength of its borrowers. The level of problem assets and costs associated with their administration and disposition increased substantially during the course of the year; Mercantile responded aggressively to address its problem assets as expeditiously as circumstances would allow while also continuing to build its loan and lease loss reserve. Notwithstanding the increased loan and lease loss provision expense and problem asset administration costs, improvements were achieved throughout 2009 in key areas including an expanded net interest margin, increased regulatory capital levels, a continued shift to local funding sources and reduced controllable overhead expenses.
Mr. Price continued, “We have made substantial progress over the course of this past year, which is not entirely reflected in our financial statements. We have become well-versed with challenges presented by the recessionary environment and have been able to respond more vigorously — and more effectively — to achieve control over our problem assets. However, the costs associated with the aggressive management of problem assets have been sizeable, but necessary, despite their substantial negative impact on our bottom line. A return to strong asset quality remains our number one priority, which we believe includes proactive identification of potential problem loans and aggressive resolution of existing problem assets.
“As the economy deteriorated over the past two years, the various strategies we’ve employed to manage our loan portfolio have provided us with numerous options for the timely resolution of problem assets. The partnerships we developed with our borrowers initially are still in place to foster a positive environment for loan resolution and increased repayments. We continue to work through Michigan’s prolonged foreclosure process and have recently been able to accelerate the disposition of foreclosed real estate. This past quarter alone, paydowns and proceeds from the liquidation of nonperforming assets totaled $12 million, whereas for the entire year payments and proceeds totaled $26 million. So we are seeing more activity in our markets, and we are participating in it.
“Operating efficiency has been an important element of our strategy from Mercantile’s earliest days. However, market conditions have caused certain credit-related expenses to escalate disproportionately. To offset this negative impact, we regularly review our banking activities to identify additional revenue enhancements and opportunities to reduce operating costs without sacrificing quality service. Through incremental improvements in virtually every revenue and expense category, we have made substantial progress over the past year.”

Operating Results
Total revenue for 2009, consisting of net interest income and noninterest income, was $58.9 million, up 10.1 percent from the $53.5 million reported for 2008. Net interest income was $51.3 million in 2009 compared to $46.2 million for the prior year, up $5.1 million, or 11.1 percent; the increase was primarily the result of a 32 basis point, or 13.9 percent, expansion of the net interest margin, from 2.30 percent for 2008 to 2.62 percent for 2009, partially offset by a $56.0 million, or 2.7 percent, decline in average earning assets year over year. Lower funding costs accounted for the entire margin improvement in 2009. Despite the substantial increase in nonaccrual loans during the course of the past year, the asset yield remained virtually unchanged as loan pricing initiatives offset foregone interest income.
Fourth quarter 2009 net interest income was $13.5 million, a $1.0 million, or 8.0 percent increase from the $12.5 million generated in the year-ago fourth quarter. The net interest margin for the 2009 fourth quarter was 2.93 percent, up 53 basis points, or 22.1 percent, from the year-ago fourth quarter. Average earning assets declined by $241.8 million, or 11.4 percent, from the year-ago quarter.
Noninterest income for 2009 was $7.6 million, up $0.3 million from the $7.3 million generated in 2008, primarily from increased levels of mortgage banking income and rental income from foreclosed properties. For the fourth quarter of 2009, noninterest income was $2.0 million, up 14.2 percent and 7.4 percent, respectively, from the third quarter of 2009 and the fourth quarter of 2008.
The provision for loan and lease losses totaled $49.0 million for 2009, with $15.3 million recorded in the fourth quarter. This compares with a 2008 provision expense of $21.2 million for the entire year, including $4.0 million in the fourth quarter. The increased 2009 provision expense reflects a higher level of net loan and lease charge-offs as well as additions to reserves to provide for potential losses in the existing loan and lease portfolio. The allowance for loan and lease losses was 2.46 percent of total loans and leases as of December 31, 2009, compared to 2.07 percent and 1.46 percent, respectively, at third quarter-end and the 2008 fourth quarter-end.
Noninterest expense for 2009 was $46.5 million. Excluding the $1.3 million of one-time expenses associated with the consolidation of Mercantile’s mid- and eastern banking regions and the $0.9 million charge related to the industry-wide FDIC special assessment, noninterest expense for 2009 was $44.2 million, up $2.1 million, or 5.1 percent, from the $42.1 million recorded in 2008. The year-over-year growth in noninterest expense resulted from higher costs associated with the administration and disposition of nonperforming assets (namely, legal expenses, property tax payments, appraisal costs, and write-downs on foreclosed properties) and increased FDIC insurance premiums. For 2009, costs related to nonperforming assets and standard FDIC premiums more than doubled: $11.2 million for 2009 compared to $5.2 million in 2008. Mercantile partially offset growth of credit administration costs and FDIC premiums through disciplined management of overhead expenses. Salaries and benefits, occupancy, furniture and equipment, and other operating expenses decreased by $3.9 million, or 10.6 percent, from 2008 levels.

Balance Sheet
Total assets as of December 31, 2009, were $1.92 billion, down $292 million, or 13.2 percent, from the $2.21 billion reported as of December 31, 2008. Loans and leases declined $317 million, or 17.1 percent, to $1.54 billion during the same twelve-month period. Importantly, commercial real estate (“CRE”) loans declined by $66.1 million, or 7.1 percent, to $862 million at December 31, 2009, while over the same twelve-month period, construction and land development (“C&D”) loans, including both residential and commercial projects, declined by $85.2 million, or 33.0 percent, to $173 million. Commercial and industrial “(C&I”) loans accounted for most of the remaining decline in loan outstandings — primarily due to the economic slowdown which lowered usage of lines of credit by $138 million.
COMMERCIAL LOANS SECURED BY REAL ESTATE

	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Residential-Related:
Vacant Land	19,465,000	20,630,000	21,400,000	22,244,000	21,374,000
Land Development	34,027,000	33,862,000	42,053,000	50,402,000	54,055,000
Construction	7,199,000	9,446,000	11,157,000	14,646,000	16,839,000

Subtotal	60,691,000	63,938,000	74,610,000	87,292,000	92,268,000

Comm’l Non-Owner Occupied:
Vacant Land	25,549,000	25,564,000	29,005,000	28,775,000	29,269,000
Land Development	19,402,000	22,412,000	23,469,000	24,636,000	24,629,000
Construction	65,697,000	79,339,000	94,225,000	93,322,000	102,464,000
Commercial Buildings	537,891,000	528,727,000	545,501,000	556,280,000	558,360,000

Subtotal	648,539,000	656,042,000	692,200,000	703,013,000	714,722,000

Comm’l Owner Occupied:
Construction	1,404,000	5,456,000	7,407,000	9,290,000	9,344,000
Commercial Buildings	324,451,000	349,335,000	359,610,000	365,250,000	370,099,000

Subtotal	325,855,000	354,791,000	367,017,000	374,540,000	379,443,000

Total	1,035,085,000	1,074,771,000	1,133,827,000	1,164,845,000	1,186,433,000
Note — Excludes residential mortgage loans representing permanent financing of owner occupied dwellings and home equity lines of credit.
Total deposits at December 31, 2009 were $1.40 billion, down $198 million, or 12.4 percent, from December 31, 2008. Local deposits, primarily NOW accounts and time deposits, increased by $209 million over the past twelve months to $679 million, while total wholesale funds declined by $472 million to $943 million over the same twelve-month period. Total wholesale funds accounted for 54.7 percent of total funds as of December 31, 2009, down from 71.5 percent at year-end 2008.

Asset Quality
Nonperforming assets at December 31, 2009, were $112 million, or 5.8 percent of total assets, compared to $111 million (5.5 percent of total assets) and $57.4 million (2.6 percent of total assets), respectively, at September 30, 2009 and December 31, 2008. Over the past twelve months, nonperforming assets increased by $54.2 million.
Robert B. Kaminski Jr., Executive Vice President and Chief Operating Officer of Mercantile Bank Corporation, addressed Mercantile’s progress with asset quality issues over the past year. “We remain aggressive in problem asset resolution. Our net charge-offs for the year exceeded two percent of our average loans and leases. We continue to recognize problem loans at early stages of weakness and have not hesitated to place loans on nonaccrual if we believe the likelihood of full repayment may be compromised. At year-end 2009, over 40 percent of our nonperforming loans were contractually current. As of December 31, 2009, our 30-89 day delinquencies were under $1 million, the lowest level since year-end 2005. We consider this to be an encouraging sign of the progress we are making.”
Commercial real estate assets, excluding land development and construction assets, accounted for the majority of the $112 million of nonperforming assets at December 31, 2009 — $58.3 million, or about 52 percent, up $37.8 million since the beginning of 2009. Non-owner occupied properties comprised approximately 66 percent of nonperforming CRE assets. Meanwhile, nonperforming C&D assets were up $8.5 million, or 30.9 percent, from $27.5 million at the prior year-end to $36.1 million (32.3 percent of total nonperforming assets) at December 31, 2009. Nonperforming C&I loans and repossessed assets were $9.8 million compared to $5.2 million at December 2008 year-end, while nonperforming owner-occupied and rental residential loans totaled $7.5 million, up from $4.2 million at December 31, 2008.
NONPERFORMING ASSETS BY LOAN CATEGORY

	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Residential Real Estate:
Land Development	19,722,000	13,645,000	10,422,000	12,646,000	14,273,000
Construction	12,103,000	13,021,000	12,882,000	13,538,000	11,040,000
Owner Occupied / Rental	7,493,000	6,830,000	4,910,000	4,877,000	4,160,000

Subtotal	39,318,000	33,496,000	28,214,000	31,061,000	29,473,000

Commercial Real Estate:
Land Development	2,971,000	4,621,000	2,292,000	2,383,000	2,234,000
Construction	1,268,000	228,000	0	0	0
Owner Occupied	19,918,000	21,429,000	17,378,000	8,753,000	6,495,000
Non-Owner Occupied	38,417,000	36,473,000	28,110,000	28,364,000	14,055,000

Subtotal	62,574,000	62,751,000	47,780,000	39,500,000	22,784,000

Non-Real Estate:
Commercial Assets	9,758,000	14,510,000	10,629,000	13,155,000	5,134,000
Consumer Assets	8,000	8,000	8,000	31,000	30,000

Subtotal	9,766,000	14,518,000	10,637,000	13,186,000	5,164,000

Total	111,658,000	110,765,000	86,631,000	83,747,000	57,421,000

During the course of 2009, Mercantile added $113 million of nonperforming assets to its problem portfolio and successfully disposed of $58.4 million of nonperforming assets by year-end. The Company utilized a combination of workout strategies to accomplish its objectives: asset sales, principal paydowns and a return to performing status accounted for $27.2 million of the reduction; charge-offs were $27.4 million; and OREO valuation write-downs were $3.7 million. Nonperforming asset totals remained virtually unchanged from the third quarter of 2009 to year-end, up only $0.9 million.
NONPERFORMING ASSETS RECONCILIATION

	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	Whole Year
	2009	2009	2009	2009	2009
Beginning Balance	110,765,000	86,631,000	83,747,000	57,421,000	57,421,000
Additions	22,308,000	39,815,000	18,768,000	31,745,000	112,636,000
Returns to Performing Status	0	(47,000)	0	(1,156,000)	(1,203,000)
Principal Payments	(8,652,000)	(3,707,000)	(5,438,000)	(1,318,000)	(19,115,000)
Sale Proceeds	(3,353,000)	(1,630,000)	(1,484,000)	(451,000)	(6,918,000)
Charge-Offs	(7,862,000)	(8,578,000)	(8,785,000)	(2,209,000)	(27,434,000)
Valuation Write-Downs	(1,548,000)	(1,719,000)	(177,000)	(285,000)	(3,729,000)

Ending Balance	111,658,000	110,765,000	86,631,000	83,747,000	111,658,000
Reflecting Mercantile’s conservative identification and administration of problem assets, approximately 40 percent of nonperforming loans and leases were contractually current at December 31, 2009, while loans in the 30-89 day past due category totaled less than $1.0 million. OREO and repossessed assets were $26.6 million at year-end, up $18.5 million from the $8.1 million at December 31, 2008. The net increase was anticipated, since Mercantile continues to gain ownership of properties through the foreclosure process which generally includes a six-to-twelve month redemption period.
NONPERFORMING ASSETS BY TYPE

	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Past Due Over 90 Days & Accruing	243,000	3,040,000	48,000	2,426,000	1,358,000
Nonaccrual Loans — Current	34,377,000	36,069,000	28,323,000	32,328,000	11,208,000
Nonaccrual Loans — Past Due	47,441,000	51,121,000	45,300,000	39,615,000	36,737,000
Troubled Debt Restructurings	2,989,000	1,012,000	0	0	0
Foreclosed & Repossessed Assets	26,608,000	19,523,000	12,960,000	9,378,000	8,118,000

Total	111,658,000	110,765,000	86,631,000	83,747,000	57,421,000
Net loan and lease charge-offs for 2009 were $38.2 million, or 2.24 percent of average loans and leases, compared to $19.9 million, or 1.09 percent of average loans and leases for 2008. For the fourth quarter of 2009, net loan and lease charge-offs were $10.9 million, or 2.72 percent annualized of average loans and leases, compared with $11.0 million (2.61 percent annualized) and $6.4 million (1.37 percent annualized) for the 2009 third quarter and fourth quarter of 2008, respectively.
NET LOAN CHARGE-OFFS

	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	Whole Year
	2009	2009	2009	2009	2009
Residential Real Estate:
Land Development	2,204,000	467,000	1,060,000	624,000	4,355,000
Construction	733,000	3,208,000	1,023,000	86,000	5,050,000
Owner Occupied / Rental	946,000	530,000	729,000	1,442,000	3,647,000

Subtotal	3,883,000	4,205,000	2,812,000	2,152,000	13,052,000

Commercial Real Estate:
Land Development	45,000	0	74,000	0	119,000
Construction	0	0	0	0	0
Owner Occupied	1,140,000	1,254,000	593,000	75,000	3,062,000
Non-Owner Occupied	3,009,000	3,265,000	2,347,000	786,000	9,407,000

Subtotal	4,194,000	4,519,000	3,014,000	861,000	12,588,000

Non-Real Estate:
Commercial Assets	2,788,000	2,232,000	4,918,000	2,475,000	12,413,000
Consumer Assets	(1,000)	7,000	35,000	136,000	177,000

Subtotal	2,787,000	2,239,000	4,953,000	2,611,000	12,590,000

Total	10,864,000	10,963,000	10,779,000	5,624,000	38,230,000
Capital Position
Shareholders’ equity totaled $150.1 million at December 31, 2009, a decrease of $24.3 million, or 13.9 percent, from December 31, 2008. Approximately $19.7 million of the decline resulted from the non-cash valuation allowance established this quarter on Mercantile’s deferred tax assets. The Bank remains “well-capitalized,” with a total risk-based capital ratio of 11.6 percent as of December 31, 2009 compared to 10.8 percent at December 31, 2008. The Bank’s total regulatory capital as of December 31, 2009 was $201.1 million, approximately $27.6 million in excess of the minimum 10 percent required to be categorized as “well-capitalized”. Mercantile’s total shares outstanding at fourth quarter-end were 8,592,514.
Mr. Price concluded, “During this critical period, we continue to take the necessary actions to enhance Mercantile’s operating performance, strengthen our balance sheet and maintain our capital in excess of “well-capitalized” levels. While these improvements are not yet sufficient to offset the costs associated with our current level of problem assets, we anticipate increasingly positive contributions to future quarterly results.”
About Mercantile Bank Corporation
Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses,

individuals, and governmental units, the Bank differentiates itself on the basis of service quality and its banking staff expertise. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Mercantile Bank Corporation
Fourth Quarter 2009 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2009	2008	2007
	(Unaudited)	(Audited)	(Audited)
ASSETS
Cash and due from banks	$18,896,000	$16,754,000	$29,138,000
Short-term investments	1,471,000	100,000	292,000
Federal funds sold	1,368,000	8,950,000	0

Total cash and cash equivalents	21,735,000	25,804,000	29,430,000

Securities available for sale	182,491,000	162,669,000	136,673,000
Securities held to maturity	59,212,000	64,437,000	65,330,000
Federal Home Loan Bank stock	15,681,000	15,681,000	9,733,000

Loans and leases	1,539,818,000	1,856,915,000	1,799,880,000
Allowance for loan and lease losses	(37,878,000)	(27,108,000)	(25,814,000)

Loans and leases, net	1,501,940,000	1,829,807,000	1,774,066,000

Premises and equipment, net	29,684,000	32,334,000	34,351,000
Bank owned life insurance policies	45,024,000	42,462,000	39,118,000
Accrued interest receivable	7,088,000	8,513,000	9,957,000
Other real estate owned and repossessed assets	26,608,000	8,118,000	5,895,000
Other assets	26,745,000	18,185,000	16,850,000

Total assets	$1,916,208,000	$2,208,010,000	$2,121,403,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$121,157,000	$110,712,000	$133,056,000
Interest-bearing	1,280,470,000	1,488,863,000	1,458,125,000

Total deposits	1,401,627,000	1,599,575,000	1,591,181,000

Securities sold under agreements to repurchase	99,755,000	94,413,000	97,465,000
Federal funds purchased	2,600,000	0	13,800,000
Federal Home Loan Bank advances	205,000,000	270,000,000	180,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	16,890,000	19,528,000	4,013,000
Accrued interest and other liabilities	7,242,000	17,132,000	23,799,000

Total liabilities	1,766,104,000	2,033,638,000	1,943,248,000

SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	19,839,000	0	0
Common stock	173,576,000	172,353,000	172,938,000
Retained earnings (deficit)	(44,170,000)	(1,281,000)	4,948,000
Accumulated other comprehensive income	859,000	3,300,000	269,000

Total shareholders’ equity	150,104,000	174,372,000	178,155,000

Total liabilities and shareholders’ equity	$1,916,208,000	$2,208,010,000	$2,121,403,000

Mercantile Bank Corporation
Fourth Quarter 2009 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and leases, including fees	$21,453,000	$27,306,000	$93,903,000	$110,013,000
Investment securities	2,644,000	2,781,000	10,849,000	10,848,000
Federal funds sold	28,000	47,000	136,000	204,000
Short-term investments	4,000	0	21,000	7,000

Total interest income	24,129,000	30,134,000	104,909,000	121,072,000

Interest expense
Deposits	7,850,000	13,668,000	41,269,000	59,812,000
Short-term borrowings	460,000	515,000	1,845,000	2,021,000
Federal Home Loan Bank advances	1,948,000	2,720,000	8,808,000	10,554,000
Other borrowings	360,000	726,000	1,654,000	2,476,000

Total interest expense	10,618,000	17,629,000	53,576,000	74,863,000

Net interest income	13,511,000	12,505,000	51,333,000	46,209,000

Provision for loan and lease losses	15,300,000	4,000,000	49,000,000	21,200,000

Net interest income after provision for loan and lease losses	(1,789,000)	8,505,000	2,333,000	25,009,000

Noninterest income
Service charges on accounts	523,000	522,000	2,023,000	1,994,000
Other income	1,430,000	1,296,000	5,535,000	5,288,000

Total noninterest income	1,953,000	1,818,000	7,558,000	7,282,000

Noninterest expense
Salaries and benefits	4,734,000	5,462,000	20,331,000	22,493,000
Occupancy	718,000	927,000	3,377,000	3,826,000
Furniture and equipment	452,000	478,000	1,871,000	1,980,000
Nonperforming asset costs	2,289,000	921,000	7,294,000	3,266,000
FDIC insurance costs	1,202,000	850,000	4,852,000	1,890,000
Branch consolidation costs	0	0	1,308,000	0
Other expense	1,440,000	1,868,000	7,455,000	8,671,000

Total noninterest expense	10,835,000	10,506,000	46,488,000	42,126,000

Income (loss) before federal income tax expense (benefit)	(10,671,000)	(183,000)	(36,597,000)	(9,835,000)

Federal income tax expense (benefit)	15,416,000	(496,000)	5,490,000	(4,876,000)

Net income (loss)	(26,087,000)	313,000	(42,087,000)	(4,959,000)

Preferred stock dividends and accretion	319,000	0	802,000	0

Net income (loss) attributable to common shareholders	$(26,406,000)	$313,000	$(42,889,000)	$(4,959,000)

Basic earnings (loss) per share	$(3.11)	$0.04	$(5.05)	$(0.59)
Diluted earnings (loss) per share	$(3.11)	$0.04	$(5.05)	$(0.59)

Average basic shares outstanding	8,496,555	8,476,119	8,489,679	8,470,795
Average diluted shares outstanding	8,496,555	8,532,153	8,489,679	8,470,795

Mercantile Bank Corporation
Fourth Quarter 2009 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
	2009	2009	2009	2009	2008
(dollars in thousands except per share data)	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2009	2008
EARNINGS
Net interest income	$13,511	13,567	12,450	11,805	12,505	51,333	46,209
Provision for loan and lease losses	$15,300	11,800	11,500	10,400	4,000	49,000	21,200
Noninterest income	$1,953	1,710	1,863	2,032	1,818	7,558	7,282
Noninterest expense	$10,835	12,517	12,364	10,772	10,506	46,488	42,126
Net income (loss)	$(26,087)	(5,286)	(6,225)	(4,489)	313	(42,087)	(4,959)
Net income (loss) common shareholders	$(26,406)	(5,606)	(6,388)	(4,489)	313	(42,889)	(4,959)
Basic earnings (loss) per share	$(3.11)	(0.66)	(0.75)	(0.53)	0.04	(5.05)	(0.59)
Diluted earnings (loss) per share	$(3.11)	(0.66)	(0.75)	(0.53)	0.04	(5.05)	(0.59)
Average basic shares outstanding	8,496,555	8,492,946	8,487,747	8,481,265	8,476,119	8,489,679	8,470,795
Average diluted shares outstanding	8,496,555	8,492,946	8,487,747	8,481,265	8,532,153	8,489,679	8,470,795

PERFORMANCE RATIOS
Return on average assets	(5.28%)	(1.09%)	(1.19%)	(0.81%)	0.06%	(2.04%)	(0.23%)
Return on average common equity	(59.46%)	(12.26%)	(14.54%)	(10.50%)	0.72%	(24.26%)	(2.87%)
Net interest margin (fully tax-equivalent)	2.93%	2.85%	2.50%	2.28%	2.40%	2.62%	2.30%
Efficiency ratio	70.07%	81.93%	86.38%	77.85%	73.35%	78.94%	78.75%
Full-time equivalent employees	257	265	278	298	303	257	303

CAPITAL
Period-ending equity to assets	7.83%	8.79%	8.77%	7.56%	7.90%	7.83%	7.90%
Tier 1 leverage capital ratio	9.14%	9.70%	9.46%	8.49%	9.17%	9.14%	9.17%
Tier 1 risk-based capital ratio	10.43%	10.72%	10.48%	9.38%	9.68%	10.43%	9.68%
Total risk-based capital ratio	11.70%	11.98%	11.74%	10.63%	10.93%	11.70%	10.93%
Book value per common share	$15.01	18.19	18.71	19.70	20.29	15.01	20.29
Cash dividend per common share	$0.01	0.01	0.01	0.04	0.04	0.07	0.31

ASSET QUALITY
Gross loan charge-offs	$11,225	11,545	11,111	5,740	6,564	39,621	20,594
Net loan charge-offs	$10,864	10,963	10,779	5,624	6,403	38,230	19,906
Net loan charge-offs to average loans	2.72%	2.61%	2.47%	1.25%	1.37%	2.24%	1.09%
Allowance for loan and lease losses	$37,878	33,443	32,605	31,884	27,108	37,878	27,108
Allowance for losses to total loans	2.46%	2.07%	1.91%	1.79%	1.46%	2.46%	1.46%
Nonperforming loans	$85,050	91,242	73,671	74,369	49,303	85,050	49,303
Other real estate and repossessed assets	$26,608	19,523	12,960	9,378	8,118	26,608	8,118
Nonperforming assets to total assets	5.83%	5.49%	4.18%	3.74%	2.60%	5.83%	2.60%

END OF PERIOD BALANCES
Loans and leases	$1,539,818	1,614,226	1,708,524	1,778,057	1,856,915	1,539,818	1,856,915
Total earning assets (before allowance)	$1,800,041	1,904,944	1,968,436	2,140,804	2,108,752	1,800,041	2,108,752
Total assets	$1,916,208	2,017,350	2,071,372	2,239,764	2,208,010	1,916,208	2,208,010
Deposits	$1,401,627	1,450,968	1,478,633	1,651,283	1,599,575	1,401,627	1,599,575
Shareholders’ equity	$150,104	177,291	181,692	169,345	174,372	150,104	174,372

AVERAGE BALANCES
Loans and leases	$1,585,523	1,663,510	1,749,919	1,821,428	1,858,701	1,704,335	1,829,686
Total earning assets (before allowance)	$1,874,752	1,935,637	2,050,071	2,155,278	2,116,540	2,002,979	2,058,957
Total assets	$1,983,111	2,042,355	2,146,593	2,254,307	2,214,412	2,105,673	2,157,322
Deposits	$1,421,850	1,469,264	1,558,206	1,658,323	1,588,615	1,526,105	1,562,429
Shareholders’ equity	$176,196	181,400	176,189	173,414	172,374	176,820	172,777